                                                                     EXHIBIT 2.3

                     AGREEMENT AND PLAN OF RECAPITALIZATION
                            OF SYGNET WIRELESS, INC.

         THIS AGREEMENT AND PLAN OF RECAPITALIZATION is made and entered into on August 28, 1996, by and between Sygnet Wireless, Inc. ("Sygnet"), a corporation organized and existing under the laws of the State of Ohio, and the Shareholders of Sygnet.

         WHEREAS, the Board of Directors and Shareholders of Sygnet deem it advisable and in the best interests of Sygnet and the Shareholders of Sygnet that the capital structure of Sygnet be reorganized; and

         WHEREAS, the Board of Directors and Shareholders of Sygnet believe that a recapitalization would simplify Sygnet's capital structure, strengthen Sygnet's financial condition, and allow for the expansion of Sygnet through outside investment; and

         WHEREAS, the Board of Directors and Shareholders of Sygnet desire to structure any recapitalization so as to be exempt from federal taxation pursuant to Section 365(a)(1)(E) of the Internal Revenue Code;

         NOW, THEREFORE, the parties hereto agree as follows:


                                  ARTICLE ONE
                           CURRENT CAPITAL STRUCTURE

         After the Effective Date of the Amended and Restated Agreement and Plan of Merger between Sygnet and Wilcom Corporation, Sygnet will have issued and outstanding 192,142 shares of no par value Type A Common Stock ("Type A Common"), 960,657 shares of no par value Type B Common Stock ("Type B Common"), and 62,556 shares of no par value Type C Common Stock ("Type C Common"), which shares of Type A Common, Type B Common, and Type C Common will be the only outstanding shares of the Corporation.

                                  ARTICLE TWO
                           PLANNED CAPITAL STRUCTURE

         Sygnet will file Amended Articles of Incorporation to become effective upon the filing thereof, that will authorize the Corporation to issue up to 85 million shares. The classes and the aggregate number of shares of stock of each class that the Corporation shall have authority to issue are as follows:

                 * 60 million shares of Class A Common Stock, par value one cent (1 cent) per share (the "Class A Common Stock"); and


                 * 10 million shares of Class B Common Stock, par value one cent (1 cent) per share (the "Class B Common Stock"); and

                 * 10 million shares of Voting Preferred Stock, par value one cent (1 cent) per share (the "Voting Preferred Stock"); and

                 * 5 million shares of Non-Voting Preferred Stock, par value one cent (1 cent) per share (the "Non-Voting Preferred Stock").

                                 ARTICLE THREE
                                RECAPITALIZATION

         3.1 Also at the Effective Time, all issued and outstanding shares of Type C Common shall be converted into shares of Class B Common Stock. Each holder of an outstanding certificate or certificates theretofore representing shares of Type C Common may, but shall not be required to, surrender the same to the Corporation for cancellation or transfer, and each such holder or transferee (1) will be entitled to receive certificates representing 31,255 shares of Class B Common Stock for every 4,808 shares of Type C Common previously represented by the stock certificates surrendered or (2) will be entitled to receive certificates representing 187,850 shares of Class B Common Stock for every 28,900 shares of Type C Common previously represented by the stock certificates surrendered. Until so surrendered or presented for transfer, each outstanding certificate, which prior to the time of the conversion of shares of Type C Common into shares of Class B Common Stock, shall be deemed and treated for all corporate purposes to represent the ownership of Class B Common Stock in the amounts indicated. The results of this conversion are set forth in the chart below.



===========================================================================================
                                                               TYPE C           CLASS B
              SHAREHOLDER                                      SHARES           SHARES
- -------------------------------------------------------------------------------------------
 E.P. Boyle                                                    4,808            31,255
- -------------------------------------------------------------------------------------------
 Y.T. Chiu                                                     4,808            31,255
- -------------------------------------------------------------------------------------------
 The Maureen T. Gibbs Trust                                    4,808            31,255
- -------------------------------------------------------------------------------------------
 A.D. MacDonell, Jr.                                           4,808            31,255
- -------------------------------------------------------------------------------------------
 John W. MacDonell                                             4,808            31,255
- -------------------------------------------------------------------------------------------
 Alex Shashaty                                                 4,808            31,255
- -------------------------------------------------------------------------------------------
 Northern Trust Bank of                                        4,808            31,255
 Florida, TUA Paul J. Thomas
- -------------------------------------------------------------------------------------------
 Ray S. Tittle, Jr.                                            28,900          187,850
- -------------------------------------------------------------------------------------------
                              TOTALS                           62,556          406,635
===========================================================================================


         3.2 Also at the Effective Time, each issued and outstanding share of Type A Common shall be converted into five (5) shares of Class B Common Stock and each such issued and outstanding share of Type B Common shall be converted into five (5) shares of Class B Common Stock. Each holder of an outstanding certificate or certificates theretofore representing shares of Type A Common or Type B Common may, but shall not be required to, surrender the same to the Corporation for cancellation or transfer, and each such holder or transferee will be entitled to receive certificates representing, respectively, five (5) shares of Class B Common Stock for every one (1) share of Type A Common or Type B Common previously represented by the stock certificates surrendered. Until so surrendered or presented for transfer, each outstanding certificate, which prior to the time of the conversion of Type A Common and Type B Common represented one (1) share of Type A Common or Type B Common, respectively, shall be deemed and treated for all corporate purposes to represent the ownership of five (5) shares of Class B Common Stock.

                                  ARTICLE FOUR
                                 EFFECTIVE TIME

         This Agreement and Plan of Recapitalization shall be effective only if and upon the consummation of a public stock offering or upon further action of the Board of Directors, if and when so determined, but in any case not after August 31, 1997.

         The Effective Date shall also be the date of record for determining stock ownership for purposes of this Agreement and Plan of Recapitalization. All shares newly issued as a result of this Agreement and Plan of Recapitalization shall be issued in the name of the shareholder of record as of the Effective Date.

         IN WITNESS WHEREOF, this Agreement and Plan of Recapitalization has been signed by the duly authorized officers of Sygnet pursuant to the authorization of the Board of Directors and Shareholders of Sygnet, all as of the day and year first above written.

                                  SYGNET WIRELESS, INC.

                                  By:       /s/ W.P. WILLIAMSON, III
                                           ------------------------------------

                                  Title:    Chairman
                                           ------------------------------------


 ATTEST:

  /s/ LYNN WILLIAMSON
 ---------------------------------
 Secretary